Page 1 of 32
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549
                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934



                           PENSKE MOTORSPORTS, INC.
 .............................................................................
                               (Name of Issuer)

                               COMMON STOCK
 .............................................................................
                        (Title of Class of Securities)

                                709 598 10 6
 .............................................................................
                                (CUSIP Number)



     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             William C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power...................................500
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power .............................500
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,784,375 (2)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .................... 59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (5) and (7) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 3 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              James C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.................................1,000
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...........................1,000
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,784,875 (2)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (5) and (7) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 4 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Betty Jane France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power...................................500
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power .............................500
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,784,375 (2)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (5) and (7) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 5 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Sharon M. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 6 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Lesa D. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,784,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,784,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,784,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) Except for 1,000 shares owned jointly with her spouse, the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 7 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Brian Z. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.................................1,900
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...........................1,900
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,785,775 (2)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (5) and (7) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 8 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Jamison C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 9 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Jennifer A. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 10 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                               Amy L. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 11 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Benjamin Z. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 12 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
       National Association for Stock Car Auto Racing, Inc. (NASCAR)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 13 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Automotive Research Bureau, Inc. (ARB)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 14 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Western Opportunity Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 15 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                           Sierra Central Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 16 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Principal Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 17 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                White River Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 18 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Cen Rock Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 19 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Secondary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 20 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Polk City Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 21 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                         Boone County Corporation
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 22 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                    Carl Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 23 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Quaternary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 24 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                    International Speedway Corporation
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 25 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                        Facility Investments, Inc.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power ......................7,783,875 (1)
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power .................7,783,875 (1)
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................59.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 26 of 32
                                Item 1(a)

Name of Issuer: ......................................Penske Motorsports, Inc.

                                Item 1(b)

Address of Issuer's Principal Executive Offices:
                                     13400 West Outer Drive, Detroit, MI 48239

                                Item 2(a)

Name of Person Filing:
This portion of the Schedule 13G is completed by incorporating the information contained in Item 1 of the copies of the second part of the cover page which are incorporated herein by reference.

With respect to 7,783,875 shares (the reporting persons disclaim beneficial ownership of these shares and this report shall not be deemed an admission that any of the reporting persons are the beneficial owner of such securities), voting and dispositive power may be deemed to be shared among:
Penske Corporation, a Delaware corporation; Penske Performance, Inc., a Delaware corporation; PSH Corp., a Delaware corporation; Roger S. Penske, a United States citizen; International Speedway Corporation, a Florida Corporation; Facility Investments, Inc., a Florida Corporation; and the France Family Group, a group consisting of the living lineal descendants of William H.G. France, and Anne B. France, some spouses of such descendants and various entities controlled by such descendants and their spouses, which consists of the following natural persons and other entities: William C. France, a United States citizen; Betty Jane France, a United States citizen; James C. France, a United States citizen; Sharon M. France, a United States citizen; Lesa D. Kennedy, a United States citizen; Brian Z. France, a United States citizen; Jamison C. France, a United States citizen; Jennifer A. France, a United States citizen; Amy L. France, a United States citizen; Benjamin Z. Kennedy, a United States citizen; Western Opportunity Limited Partnership, a Nevada limited partnership; Sierra Central Corp., a Nevada corporation; Principal Investment Company, a Nevada corporation; White River Investment Limited Partnership, a Nevada limited partnership; Cen Rock Corp., a Nevada corporation; Secondary Investment Company, a Nevada corporation; Polk City Limited Partnership, a Nevada limited partnership; Boone County Corporation, a Nevada corporation; Carl Investment Limited Partnership, a Nevada limited partnership; Quaternary Investment Company, a Nevada corporation; NASCAR, a Florida corporation; and Automotive Research Bureau, a Florida corporation.

The relationship among the above persons and entities is as follows: PSH Corp., a Delaware corporation, is the record holder of 7,783,875 shares of common stock, par value $.01 per share, of Penske Motorsports, Inc., that are the subject of this filing. Penske Performance, Inc., a Delaware corporation, owns directly 80% of the stock of PSH Corp. Facility Investments, Inc., a Florida corporation, owns directly 20% of the stock of PSH Corp. Penske Corporation, a Delaware corporation, owns directly all of the stock of Penske Performance, Inc. International Speedway Corporation, a Florida corporation, owns directly all of the stock of Facility Investments, Inc. Roger S. Penske, a United States citizen, beneficially owns approximately 57% of the stock of Penske Corporation. The France Family Group, as described above, owns, directly and/or beneficially, approximately 54.9% of the total of all classes of stock of International Speedway Corporation which represents 59.9% of the votes represented by the total of all classes of stock of International Speedway Corporation.

                                                               Page 27 of 32
                                Item 2(b)

Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, White River Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company, Polk City Limited Partnership, Boone County Corporation, Carl Investment Limited Partnership, and Quaternary Investment Company, is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

The address of the principal business office of International Speedway Corporation, Facility Investments, Inc., and the other members of the France Family Group not listed in the preceding paragraph is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

The address of the principal business office of Penske Corporation and Roger
S. Penske is 13400 West Outer Drive, Detroit, MI 48239-4001.

The address of the principal business office of Penske Performance Inc. and PSH Corp. is 1100 Market Street, Suite 780, Wilmington, DE 19801.

                                Item 2(c)
Citizenship:
This portion of the Schedule 13G is completed by incorporating the information contained in Item 4 of the copies of the second part of the cover page which are incorporated herein by reference.

                                Item 2(d)

Title of Class of Securities: ....................................Common Stock

                                Item 2(e)

CUSIP Number: ....................................................709 598 10 6

                                  Item 3

This item is inapplicable.

                                  Item 4

Ownership.

(a) Amount Beneficially Owned:
This portion of the Schedule 13G is completed by incorporating the information contained in Item 9 of the copies of the second part of the cover page which are incorporated herein by reference.


(b) Percent of Class:
This portion of the Schedule 13G is completed by incorporating the information contained in Item 11 of the copies of the second part of the cover page which are incorporated herein by reference.


(c) Number of shares as to which such person has:

 (i) sole power to vote or to direct the vote
This portion of the Schedule 13G is completed by incorporating the information contained in Item 5 of the copies of the second part of the cover page which are incorporated herein by reference.

                                                               Page 28 of 32
 (ii) shared power to vote or to direct the vote
This portion of the Schedule 13G is completed by incorporating the information contained in Item 6 of the copies of the second part of the cover page which are incorporated herein by reference.

 (iii) sole power to dispose or to direct the disposition of This portion of the Schedule 13G is completed by incorporating the information contained in Item 7 of the copies of the second part of the cover page which are incorporated herein by reference.

 (iv) shared power to dispose or to direct the disposition of This portion of the Schedule 13G is completed by incorporating the information contained in Item 8 of the copies of the second part of the cover page which are incorporated herein by reference.

                                  Item 5

Ownership of Five Percent or Less of a Class.
This item is inapplicable.

                                  Item 6

Ownership of More than Five Percent on Behalf of Another Person.

     See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct, the receipt of dividends from or the proceeds from the sale of 7,783,875 shares of such securities (and such interest relates to more than five percent of such class).

                                  Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
This item is inapplicable.

                                  Item 8

Identification and Classification of Members of the Group.

A group has joined in the filing of this schedule pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the France Family Group.

                                  Item 9

Notice of Dissolution of Group.
This item is inapplicable.

                                 Item 10
Certification.
This item is inapplicable.

                                                               Page 29 of 32
Signatures.
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 14, 1997

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France, and Jamison
Partnership, as President of               C. France;
a general partner, Sierra Central          Principal Investment Company, as
Corp.;                                     its President;
Sierra Central Corp., as its               Secondary Investment Company, as
President;                                 its President;
Automotive Research Bureau,                Carl Investment Limited Partnership
as its President;                          as President of its general partner
White River Investment Limited             Quaternary Investment Company;
Partnership, as President of a             Quaternary Investment Company, as
general partner, Cen Rock Corp.;           its President;
Cen Rock Corp., as its President;          International Speedway Corporation,
Polk City Limited Partnership, as          as its President; and
President of its general partner;          Facility Investments, Inc. as
Boone County Corporation; and              its President.
Boone County Corporation, as its           ___________________________________
President.                                 Name/Title
___________________________________
Name/Title


/s/ Betty Jane France                      /s/ Sharon M. France
___________________________________        ___________________________________
Signature                                  Signature
Betty Jane France, Individually            Sharon  M. France, Individually
___________________________________        ___________________________________
Name/Title                                 Name/Title


/s/ Lesa D. Kennedy                        /s/ Brian Z. France
___________________________________        ___________________________________
Signature                                  Signature
Lesa D. Kennedy, individually and          Brian Z. France, Individually
as Custodian for minor child,
Benjamin Z. Kennedy
___________________________________        ___________________________________
Name/Title                                 Name/Title

  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

  Note: Six copies of this statement, including all exhibits, should be filed with the Commission.
 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).
                                                               Page 30 of 32
                        Exhibit pursuant to Item 8
     The Statement on Schedule 13G to which this Exhibit is attached has been prepared in part on behalf of the group consisting of the persons identified as group members in the copies of the second part of the cover pages of this statement. This statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures below they indicate their agreement that this statement is filed on behalf of each of them. The France Family Group owns 21,150,075 shares of the Class B Common Stock of the International Speedway Corporation, which represents 61.3% of the outstanding Class B shares, 54.9% of the total outstanding shares and 59.9% of the total voting rights represented by International Speedway Corporation shares outstanding. All members of the group have shared power to vote or to direct the vote of the International Speedway Corporation Class B shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the International Speedway Corporation shares owned by members of the group. The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of International Speedway Corporation as of January 1, 1997 is indicated: Western Opportunity Limited Partnership, 9,115,125 shares, 26.4% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Sierra Central Corp., 76,155 shares, 0.22% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and William C. France]; Principal Investment Company, 76,155 shares, 0.22% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and James C. France]; White River Investment Limited Partnership, 1,861,965 shares, 5.40% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Cen Rock Corp., 18,619.65 shares, 0.05% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and William C. France]; Secondary Investment Company, 18,619.65 shares, 0.05% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and James C. France]; Polk City Limited Partnership, 3,750,000 shares, 10.9% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Boone County Corporation, 90,000 shares, 0.26% [all shares shown are also included in shares shown for Polk City Limited Partnership and William C. France]; Carl Investment Limited Partnership, 3,750,000 shares, 10.9% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Quaternary Investment Company, 90,000 shares, 0.26% [all shares shown are also included in shares shown for Carl Investment Limited Partnership and James C. France]; NASCAR, 1,824,725.7 shares, 5.29% [all shares shown are included in shares shown for White River Investment Limited Partnership, William C. France and James France, 1,634,674.932 shares shown are also included in shares shown for Betty Jane France and Sharon M. France, and 190,050.768 shares shown are also included in shares shown for Automotive Research Bureau]; Automotive Research Bureau, 190,050.768 shares, 0.55% [all shares shown are also included in shares shown for White River Investment Limited Partnership, NASCAR, William C. France and James C. France]; William C. France, 9,965,636.297 shares, 28.9% [3,725,910.947 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 76,155 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Sierra Central Corp., 18,619.65 shares shown are also included in shares shown for White River Investment Limited Partnership and Cen Rock Corp., 3,660,000 shares shown are also included in shares shown for Polk City Limited Partnership, 90,000 shares shown are also included in shares shown for Polk City Limited Partnership and Boone County Corporation, 1,634,674.932 shares shown are also included in shares shown for White River Investment Limited Partnership, James C. France, Betty Jane France, Sharon M. France and NASCAR, 190,050.768 shares shown are also included in shares shown for White River Investment Limited Partnership, James
C. France, Betty Jane France, Sharon M. France, NASCAR, and Automotive Research Bureau, and 304,725 are included in shares shown for spouse,
                                                               Page 31 of 32
Betty Jane France]; Betty Jane France, 2,218,607.157 shares, 6.43% [13,707.225 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,634,674.932 shares shown are also included in shares shown for William C. France, James C. France, Sharon M. France, NASCAR and White River Investment Limited Partnership, and 265,500 are included in shares shown for spouse, William C. France]; James C. France, 9,967,856.295 shares, 28.9% [3,725,910.947 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 76,155 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Principal Investment Company, 18,619.65 shares shown are also included in shares shown for White River Investment Limited Partnership and Secondary Investment Company, 3,660,000 shares shown are also included in shares shown for Carl Investment Limited Partnership, 90,000 shares shown are also included in shares shown for Carl Investment Limited Partnership and Quaternary Investment Corporation, 1,634,674.932 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France and NASCAR, 190,050.768 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France, NASCAR and Automotive Research Bureau, and 304,725 shares shown are also included in shares shown for spouse, Sharon M. France]; Sharon M. France, 2,220,827.157 shares, 6.43% [13,707.225 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,634,674.932 shares shown are also included in shares shown for William C. France, James C. France, Betty Jane France, NASCAR and White River Investment Limited Partnership, and 267,720 are included in shares shown for spouse, James C. France]; Lesa D. Kennedy, 877,881.218 shares, 2.54% [247,263.109 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and 263,238.109 shares shown are also included in shares shown for minor child, Benjamin Z. Kennedy]; Brian Z. France, 534,003.109 shares, 1.55% [247,263.109 shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Jamison C. France, 534,003.109 shares, 1.55% [247,263.109 shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Jennifer A. France, 534,003.109 shares, 1.55% [247,263.109 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and all shares shown are included in shares shown for father, James C. France]; Amy L. France, 534,003.109 shares, 1.55% [247,263.109 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and all shares shown are included in shares shown for father, James C. France]; Benjamin Z. Kennedy, 263,238.109 shares, 0.76% [247,263.109 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and all shares shown are included in shares shown for mother, Lesa D. Kennedy].

                                                               Page 32 of 32
Date February 14, 1997

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France, and Jamison
Partnership, as President of               C. France;
a general partner, Sierra Central          Principal Investment Company, as
Corp.;                                     its President;
Sierra Central Corp., as its               Secondary Investment Company, as
President;                                 its President;
Automotive Research Bureau,                Carl Investment Limited Partnership
as its President;                          as President of its general partner
White River Investment Limited             Quaternary Investment Company; and
Partnership, as President of a             Quaternary Investment Company, as
general partner, Cen Rock Corp.;           its President.
Cen Rock Corp., as its President;
Polk City Limited Partnership, as
President of its general partner;
Boone County Corporation; and
Boone County Corporation, as its           ___________________________________
President.                                 Name/Title
___________________________________
Name/Title


/s/ Betty Jane France                      /s/ Sharon M. France
___________________________________        ___________________________________
Signature                                  Signature
Betty Jane France, Individually            Sharon  M. France, Individually
___________________________________        ___________________________________
Name/Title                                 Name/Title


/s/ Lesa D. Kennedy                        /s/ Brian Z. France
___________________________________        ___________________________________
Signature                                  Signature
Lesa D. Kennedy, individually and          Brian Z. France, Individually
as Custodian for minor child,
Benjamin Z. Kennedy
___________________________________        ___________________________________
Name/Title                                 Name/Title